Contents

Letter to Shareholders	1

Fund Insights/Performance & Statistics	2-3

Schedule of Investments	4-6

Statement of Assets and Liabilities	7

Statement of Operations	8

Statement of Changes in Net Assets	9

Notes to Financial Statements	10-14

Financial Highlights	15

Report of Independent Registered Public Accounting Firm	16

Tax Information	17

Privacy Policy/Proxy Voting Policies & Procedures	18

Board of Trustees	19-20

Principal Officers	21

Allianz RCM Global EcoTrendsSM Fund Letter to Shareholders

January 10, 2008

Dear Shareholder:

We are pleased to provide you with the annual report for Allianz RCM Global EcoTrendsSM Fund (the “Fund”) covering the period from January 31, 2007 (commencement of operations) through the fiscal year ended November 30, 2007.

Global equity markets advanced solidly during the period, led by European and emerging markets. Stocks in Japan and the U.S. trailed global indexes for the period; and environmentally-friendly companies in particular continued to perform well.

Please refer to the following pages for specific information on the Fund. If you have any questions regarding this report, we encourage you to contact your financial advisor or call the Fund’s shareholder servicing agent at (800) 835-3401. You can also visit on our Web site at www.allianzinvestors.com.

Together with Allianz Global Investors Fund Management LLC, the Fund’s investment manager, and Allianz Global Investors Advisory GmbH and RCM Capital Management LLC, the Fund’s sub-advisers, we thank you for investing with us.

We remain dedicated to serving your investment needs.

Sincerely,

Hans W. Kertess	Brian S. Shlissel
Chairman	President & Chief Executive Officer

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 1

Allianz RCM Global EcoTrendsSM Fund Fund Insights/Performance & Statistics

November 30, 2007 (unaudited)

•

The Fund slightly underperformed the FTSE Environmental Technology Index (the “ET 50”) during the reporting period January 31, 2007 (commencement of operations) through November 30, 2007 despite strong absolute returns.

•	The Fund returned 54.90% during the reporting period versus 57.63% for the ET 50.

•	The ET 50 is comprised of the 50 largest environmental technology companies on a free float basis from a global universe of 400 pure-play environmental technology companies.

•

An active underweighting in Communication Services & Supplies and Information Technology positively contributed to the Fund’s performance, while an underweighting in Automobiles & Components and Semiconductors & Equipment detracted from performance.

•	Stock selection in Capital Goods and Technology Hardware & Equipment helped performance relative to the benchmark. However, stock selection in Utilities detracted from relative performance.

•

During the reporting period, an active overweighting in China and an underweighting in Taiwan contributed positively to relative performance, while an active overweighting in the Netherlands and underweighting in the United States detracted.

Total Return(1):	Since Inception (1/31/07 to 11/30/07)
without sales charge	54.90%
with sales charge	47.93%

(1) Past performance is no guarantee of future results. Total return is calculated by subtracting the value of an investment in the Fund at the beginning of the specified period from the value at the end of the period and dividing the remainder by the value of the investment at the beginning of the period and expressing the result as a percentage. The calculation assumes that all of the Fund’s income dividends and capital gain distributions, if any, have been reinvested at prices obtained under the Fund’s dividend reinvestment plan. Total return without sales charge does not reflect broker commissions or sales charges. Total return with sales charge reflects the Fund’s 4.5% maximum initial sales charge. Total return for a period of less than one year is not annualized.

An investment in the Fund involves risk, including the loss of principal. Total return, yield and net asset value will fluctuate with changes in market conditions. This data is provided for information only and is not intended for trading purposes. Net asset value is equal to total assets less total liabilities divided by the number of shares outstanding. Holdings are subject to change daily.

There is no guarantee the Fund will achieve its investment objective. While the Fund may invest in companies of any size, it may often invest a substantial portion of its assets in securities of smaller companies, including newly formed and early stage companies. The Fund may invest without limit in illiquid securities. Investors should note that the Fund is designed to provide exposure to a relatively narrow group of sectors and should be considered as only one element of a complete investment program.

2 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Fund Insights/Performance & Statistics

November 30, 2007 (unaudited) (continued)

The Fund may also use derivative strategies for investment or hedging purposes. Use of these instruments may involve certain costs and risks such as liquidity risk, interest rate risk, market risk, credit risk, management risk and the risk that a fund could not close out a position when it would be most advantageous to do so. Portfolios investing in derivatives could lose more than the principal amount invested in those instruments.

The Fund is non-diversified and may focus its investments in a small group of companies or industries. The companies in which the Fund invests may have limited operating histories and/or small market capitalizations. The Fund’s substantial exposure to non-U.S. securities, including emerging markets securities, also involves special risks, including political and economic risk and the risk of currency fluctuations; these risks may be enhanced in emerging markets.

The Fund is an interval fund, a type of closed-end fund that limits when investors can sell shares, in part, to give the manager more flexibility in managing the underlying assets. In contrast to an open-end mutual fund, this structure allows the manager to invest a greater portion of the Fund’s assets in smaller, potentially less liquid securities, which are part of the Fund’s investment universe. Under this structure, the Fund will make quarterly offers to repurchase shares in an amount set by its Board of Trustees; thus investors may not be able to sell their shares in the Fund when and/or in the amount that they desire.

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 3

Allianz RCM Global EcoTrendsSM Fund Schedule of Investments

November 30, 2007

Shares		Value
COMMON STOCK—88.6%

	Australia—1.4%
42,653	Babcock & Brown Ltd.	$986,315
141,443	Transpacific Industries Group Ltd.	1,381,483

		2,367,798

	Austria—0.8%
11,044	Andritz AG	681,820
6,107	Mayr Melnhof Karton AG	687,507

		1,369,327

	Belgium—0.7%
5,460	Umicore	1,273,867

	Cayman Islands—8.9%
147,300	Suntech Power Holdings Co., Ltd. ADR (a)	11,661,741
27,300	Trina Solar Ltd. ADR (a)	1,169,805
107,400	Yingli Green Energy Holding Co., Ltd. ADR (a)	2,857,914

		15,689,460

	Denmark—8.4%
22,750	Novozymes A/S	2,475,297
130,100	Vestas Wind Systems A/S (a)	12,286,772

		14,762,069

	France—3.5%
20,726	Bureau Veritas SA (a)	1,182,523
5,436	EDF Energies Nouvelles S.A.	430,716
5,840	Schneider Electric S.A.	810,624
5,878	Seche Environnement S.A.	1,054,265
29,424	Veolia Environnement	2,721,616

		6,199,744

	Germany—7.4%
7,905	Interseroh AG	532,171
51,544	Q-Cells AG (a)	7,286,852
5,552	Rational AG	1,235,229
9,402	Siemens AG	1,427,367
42,234	Solar World AG	2,613,717

		13,095,336

	India—3.5%
128,153	Suzlon Energy Ltd.	6,121,532

	Ireland—1.3%
110,060	Kingspan Group PLC	2,317,880

	Japan—2.1%
27,200	Asahi Pretec Corp.	779,034
30,500	Horiba Ltd.	1,240,461
53,900	Kurita Water Industries Ltd.	1,605,648

		3,625,143

	Jersey, Channel Islands—0.2%
405,541	Camco International Ltd. (a)	427,888

4 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Schedule of Investments

November 30, 2007 (continued)

Shares		Value
	Netherlands—1.1%
12,117	Arcadis NV	$859,681
27,258	Koninklijke (Royal Philips Electronics NV)	1,134,658

		1,994,339

	Norway—8.2%
295,800	Renewable Energy Corp. AS (a)	14,449,123

	Philippines—1.0%
10,469,068	PNOC Energy Development Corp.	1,692,171

	South Korea—1.6%
20,219	Hyunjin Materials Co., Ltd.	992,773
15,405	Taewoong Co., Ltd.	1,839,744

		2,832,517

	Spain—7.7%
36,507	Abengoa S.A.	1,233,901
5,368	Acciona S.A.	1,822,060
214,160	Gamesa Corp. Tecnologica S.A.	9,710,904
26,903	Solaria Energia y Medio Ambiente S.A. (a)	803,549

		13,570,414

	Sweden—1.3%
24,300	Alfa Laval AB	1,566,613
50,400	Atlas Copco AB, Class A	741,548

		2,308,161

	Switzerland—0.8%
46,661	ABB Ltd.	1,373,133

	United Kingdom—3.7%
80,056	Ceres Power Holdings PLC (a)	474,025
146,816	Clipper Windpower PLC (a)	1,825,255
160,095	Enodis PLC	567,056
22,735	Johnson Matthey PLC	806,244
333,133	RPS Group PLC	2,066,757
82,180	Spice PLC	850,485

		6,589,822

	United States—25.0%
15,125	Danaher Corp.	1,313,153
18,434	Donaldson Co., Inc.	862,343
26,145	Energy Conversion Devices, Inc. (a)	676,371

17,667	ESCO Technologies, Inc. (a)	653,326
63,740	First Solar, Inc. (a)	15,115,941
18,408	FPL Group, Inc.	1,284,142
38,460	Itron, Inc. (a)	2,982,573
20,032	ITT Industries, Inc.	1,290,862
35,800	LDK Solar Co., Ltd. ADR (a)	1,057,890
65,119	LKQ Corp. (a)	2,585,875
51,387	Nalco Holding Co.	1,231,233
25,068	Ormat Technologies, Inc.	1,265,934
39,501	Pall Corp.	1,510,913
33,384	Pentair, Inc.	1,132,385
21,578	Roper Industries, Inc.	1,369,124

See accompanying Notes to Financial Statements. | 11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 5

Allianz RCM Global EcoTrendsSM Fund Schedule of Investments

November 30, 2007 (continued)

Shares		Value
	United States (continued)
78,607	Stericycle, Inc. (a)	$4,626,022
41,660	Sunpower Corp., Class A (a)	5,184,170

		44,142,257

	Total Common Stock (cost-$106,963,879)	156,201,981

Principal Amount (000)
	Repurchase Agreement—10.1%
$17,913	State Street Bank & Trust Co., dated 11/30/07, 4.15, due 12/3/07, proceeds $17,919,195; collateralized by Fannie Mae, 4.08% due 6/6/08, valued at $18,641,597 including accrued interest (cost-$17,913,000)	17,913,000

	Total Investments
	(cost-$124,876,879) (b) – 98.7%	174,114,981

	Other assets less liabilities – 1.3%	2,221,795

	Net Assets – 100.0%	$176,336,776

Notes to Schedule of Investments:

(a)	Non-income producing.
(b)	Securities with an aggregate value of $95,187,741, representing 54.0% of net assets, have been valued utilizing modeling tools provided by a third-party vendor as described in Note 1(a) in the Notes to Financial Statements.

Glossary:

ADR - American Depositary Receipt

6 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07 | See accompanying Notes to Financial Statements.

Allianz RCM Global EcoTrendsSM Fund Statement of Assets and Liabilities

November 30, 2007

Assets:
Investments, at value (cost-$106,963,879)	$156,201,981
Repurchase Agreement, at value (cost-$17,913,000)	17,913,000
Cash (including foreign currency of $2,134,461 with a cost of $2,143,733)	2,134,689
Receivable for fund shares issued	2,370,236
Dividends and interest receivable	29,643
Tax reclaims receivable	19,468
Prepaid expenses	26,590

Total Assets	178,695,607

Liabilities:
Payable for investments purchased	1,830,523
Investment management fee payable	133,470
Servicing fee payable	34,083
Accrued expenses	360,755
Total Liabilities	2,358,831

Net Assets	$176,336,776

Net Assets Consist of:
Common Stock:
Par value ($0.00001 per share, applicable to 4,767,504 issued and outstanding)	$48
Paid-in-capital in excess of par	125,694,558
Dividends in excess of net investment income	(908)
Net realized gain	1,633,868
Net unrealized appreciation of investments and foreign currency transactions	49,009,210
Net Assets	$176,336,776

Net Asset Value Per Share	$36.99

See accompanying Notes to Financial Statements. | 11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 7

Allianz RCM Global EcoTrendsSM Fund Statement of Operations

For the period January 31, 2007* through November 30, 2007

Investment Income:
Dividends (net of foreign withholding taxes of $58,544)	$503,833
Interest	272,138

Total Investment Income	775,971

Expenses:
Investment management fees	952,292
Servicing fees	238,073
Shareholder communications	135,120
Custodian and accounting agent fees	123,208
Legal fees	117,220
Audit and tax services	61,020
Registration fees	35,428
Trustees’ fees and expenses	14,790
Transfer agent fees	2,320
Miscellaneous	13,839
Total expenses	1,693,310
Less: custody credits earned on cash balances	(2,208)
Net expenses	1,691,102

Net Investment Loss	(915,131)

Realized and Unrealized Gain (Loss):
Net realized gain on:
Investments	2,352,416
Foreign currency transactions	129,521
Payment from Affiliates	13,137
Net unrealized appreciation/depreciation of:
Investments	49,026,479
Foreign currency transactions	(17,269)
Net realized and unrealized gain on investments and foreign currency transactions	51,504,284

Net Increase in Net Assets Resulting from Investment Operations	$50,589,153

*	Commencement of operations

8 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07 | See accompanying Notes to Financial Statements.

Allianz RCM Global EcoTrendsSM Fund Statement of Changes in Net Assets

For the period January 31, 2007* through November 30, 2007

Investment Operations:
Net investment loss	$(915,131)
Net realized gain on investments and foreign currency transactions	2,481,937
Payments from Affiliates	13,137
Net unrealized appreciation/depreciation of investments and foreign currency transactions	49,009,210

Net increase in net assets resulting from investment operations	50,589,153

Capital Share Transactions:
Net proceeds from the sale of common stock	136,255,246
Cost of shares redeemed	(10,436,116)
Offering costs charged to paid-in capital in excess of par	(171,519)
Net increase from capital transactions	125,647,611

Total increase in net assets	176,236,764

Net Assets:
Beginning of period	100,012

End of period	$176,336,776

Shares Issued and Redeemed:
Issued	5,124,645
Redeemed	(361,330)

Net Increase	4,763,315

*	Commencement of operations

See accompanying Notes to Financial Statements. | 11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 9

Allianz RCM Global EcoTrendsSM Fund Notes to Financial Statements

November 30, 2007

1. Organization and Significant Accounting Policies

Allianz RCM Global EcoTrendsSM Fund (“the Fund”) was organized as a Massachusetts business trust on October 19, 2006. Prior to commencing operations on January 31, 2007, the Fund had no operations other than matters relating to its organization and registration as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), as amended, and the sale and issuance of 4,189 shares of $0.00001 par value shares of beneficial interest at an aggregate price of $100,012 to Allianz Global Investors of America L.P. (“Allianz Global”). The Fund is a continuously offered, closed-end management investment company that is operated as an “interval fund”. The Fund currently offers Class A shares. Allianz Global Investors Fund Management LLC (the “Investment Manager”) serves as the Fund’s Investment Manager and is an indirect, wholly-owned subsidiary of Allianz Global. Allianz Global is an indirect, majority-owned subsidiary of Allianz SE, a publicly traded European insurance and financial services company. The Fund has an unlimited amount of $0.00001 par value common stock authorized.

The Fund issued 3,430,416 shares of common stock in its initial public offering. These shares were all issued at $25.00 per share before an underwriting discount of $1.125 per share. Offering costs of $171,519 (representing $0.05 per share) were offset against the proceeds of the offering and have been charged to paid-in capital in excess of par. Subsequent to the initial public offering, the Fund’s common stock was reclassified as Class A shares.

The Fund’s investment objective is to seek long-term growth of capital. The Fund pursues its investment objectives by investing in a global portfolio of common stocks and other equity securities that directly or indirectly have exposure to, or otherwise derive benefits from trends in, one or more of the EcoEnergy (e.g., alternative energy and energy efficiency), Pollution Control (e.g., environmental quality, waste management and recycling) and Clean Water (e.g., water treatment and supply) sectors.

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.

In the normal course of business, the Fund enters into contracts that contain a variety of representations which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet been asserted. However, the Fund expects the risk of any loss to be remote.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (the “Interpretation”). The Interpretation establishes for all entities, including pass-through entities such as the Fund, a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. Fund management has determined that its evaluation of the Interpretation has resulted in no impact to the Fund’s financial statements at November 30, 2007.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) 157, Fair Value Measurements, which clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Adoption of SFAS 157 requires the use of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. At this time, the Fund is in the process of reviewing SFAS 157 against its current valuation policies to determine future applicability.

The following is a summary of significant accounting policies followed by the Fund:

(a) Valuation of Investments

Portfolio securities and other financial instruments for which market quotations are readily available are stated at market value. Portfolio securities and other financial instruments, for which market quotations are not readily available or if a development/event occurs that may significantly impact the value of a security, are fair-valued, in good faith, pursuant to guidelines established by the Board of Trustees or persons acting at their discretion pursuant to procedures approved by the Board of Trustees. The Fund’s investments are valued daily using prices supplied by an independent pricing service or dealer quotations, or by using the last sale price on the exchange that is the primary market for such securities, or last quoted mean price for those securities for which the over-the-counter market is the

10 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Notes to Financial Statements

November 30, 2007

1. Organization and Significant Accounting Policies (continued)

(a) Valuation of Investments (continued)

primary market or for listed securities in which there were no sales. Independent pricing services use information provided by market makers or estimates of market values obtained from yield data relating to investments or securities with similar characteristics. Short-term securities maturing in 60 days or less are valued at amortized cost, if their original term to maturity was 60 days or less, or by amortizing their value on the 61st day prior to maturity, if the original term to maturity exceeded 60 days. The prices used by the Fund to value securities may differ from the value that would be realized if the securities were sold and these differences could be material to the financial statements. The Fund’s net asset value is normally determined as of the close of regular trading (normally, 4:00 p.m. Eastern time) on the New York Stock Exchange (“NYSE”) on each day the NYSE is open for business.

The prices of certain portfolio securities or other financial instruments may be determined at a time prior to the close of regular trading on the NYSE. When fair valuing securities, the Fund may, among other things, consider significant events (which may be considered to include changes in the value of U.S. securities or securities indices) that occur after the close of the relevant market and before the time the Fund’s net asset value is calculated. With respect to certain foreign securities, the Fund may fair value securities using modeling tools provided by third-party vendors. The Fund has retained a statistical research service to assist in determining the fair value of foreign securities. This service utilizes statistics and programs based on historical performance of markets and other economic data to assist in making fair value estimates. Fair value estimates used by the Fund for foreign securities may differ from the value realized from the sale of those securities and the difference could be material to the financial statements. Fair value pricing may require subjective determinations about the value of a security or other asset, and fair values used to determine a Fund’s NAV may differ from quoted or published prices, or from prices that are used by others, for the same investments. Also, the use of fair value pricing may not always result in adjustments to the prices of securities or other assets held by the Fund.

(b) Investment Transactions and Investment Income

Investment transactions are accounted for on the trade date. Realized gains and losses on investments are determined on the identified cost basis. Dividend income is recorded on the ex-dividend date except for certain dividends from foreign securities, where the ex-dividend date may have passed, are recorded as soon after the ex-dividend date as the Fund, using reasonable diligence, becomes aware of such dividends. Interest income is recorded on an accrual basis.

(c) Federal Income Taxes

The Fund intends to distribute all of its taxable income and to comply with the other requirements of the U.S. Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, no provision for U.S. federal income taxes is required.

(d) Dividends and Distributions

The Fund will declare dividends and distributions from net investment income and net realized capital gains, if any, annually. The Fund records dividends and distributions to its shareholders on the ex-dividend date. The amount of dividends and distributions from net investment income and net realized capital gains are determined in accordance with federal income tax regulations, which may differ from generally accepted accounting principles. These “book-tax” differences are considered either temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the capital accounts based on their federal income tax treatment; temporary differences do not require reclassification. To the extent dividends and/or distributions exceed current and accumulated earnings and profits for federal income tax purposes, they are reported as dividends and/or distributions of paid-in capital in excess of par.

(e) Foreign Currency Translation

The books and records of the Fund are maintained in U.S. dollars as follows: (1) the foreign currency market value of investments and other assets and liabilities denominated in foreign currency are translated at the prevailing exchange rate on the valuation date; (2) purchases and sales of investments, income and expenses are translated at the rates of exchange prevailing on the respective dates of such transactions. The resulting net foreign currency gain or loss is included in the Statement of Operations.

The Fund does not generally isolate that portion of the results of operations arising as a result of changes in the foreign currency exchange rates from the fluctuations arising from changes in the market prices of securities. Accordingly, such foreign currency gain (loss) is included in net realized and change in unrealized gain (loss) on investments.

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 11

Allianz RCM Global EcoTrendsSM Fund Notes to Financial Statements

November 30, 2007

1. Organization and Significant Accounting Policies (continued)

(f) Repurchase Agreements

The Fund enters into transactions with its custodian bank or securities brokerage firms whereby it purchases securities under agreements to resell at an agreed upon price and date (“repurchase agreements”). Such agreements are carried at the contract amount in the financial statements. Collateral pledged (the securities received), which consists primarily of U.S. government obligations and asset-backed securities, are held by the custodian bank until maturity of the repurchase agreement. Provisions of the repurchase agreements and the procedures adopted by the Fund require that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default by the counterparty. If the counterparty defaults and the value of the collateral declines or if the counterparty enters an insolvency proceeding, realization of the collateral by the Fund may be delayed or limited.

(g) Custody Credits on Cash Balances

The Fund benefits from an expense offset arrangement with its custodian bank whereby uninvested cash balances earn credits which reduce monthly custodian and accounting agent expenses. Had these cash balances been invested in income producing securities, they would have generated income for the Fund.

(h) Concentration of Risk

The Fund may have elements of risk, not typically associated with investments in the U.S., due to concentrated investments in specific industries or investments in foreign issuers located in a specific country or region. Such concentrations may subject the Fund to additional risks resulting from future political or economic conditions in such country or region and the possible imposition of adverse governmental laws of currency exchange restrictions affecting such country or region, which could cause the securities and their markets to be less liquid and prices more volatile than those of comparable U.S. companies.

2. Investment Manager/Sub-Adviser/Distributor

The Fund has entered into an Investment Management Agreement (the “Agreement”) with the Investment Manager. Subject to the supervision of the Fund’s Board of Trustees, the Investment Manager is responsible for managing, either directly or through others selected by it, the Fund’s investment activities, business affairs and administrative matters. Pursuant to the Agreement, the Investment Manager receives an annual fee, payable monthly, at an annual rate of 1.00% of the Fund’s average daily total managed assets. Total managed assets means the total assets of the Fund (including assets attributable to any preferred shares and borrowings that may be outstanding) minus accrued liabilities (other than liabilities representing borrowings). The Investment Manager has retained its affiliate, RCM Capital Management LLC (“RCM”), to manage the Fund’s investments. RCM has, in turn, retained an affiliated investment management firm, Allianz Global Investors Advisory GmbH (“AGIA”), (collectively with RCM the “Sub-Adviser”), to conduct day-to-day portfolio management of the Fund. Subject to the supervision of the Investment Manager, the Sub-Adviser makes all the Fund’s investment decisions. For their services, pursuant to Sub-Advisory agreement, the Investment Manager and not the Fund pay the Sub-Adviser a monthly fee.

The Fund’s Distributor is Allianz Global Investors Distributors LLC (the “Distributor”), an affiliate of the Investment Manager and the Sub-Adviser. The Fund pays the Distributor an ongoing shareholder servicing fee in connection for the services the Distributor renders and the expenses it bears in connection with services rendered to Fund Shareholders and the maintenance of Shareholder Accounts. These fees are made at a maximum annual rate of 0.25%, calculated as a percentage of the Fund’s average daily net assets attributable to Class A shares.

3. Investment in Securities

For the period beginning January 31, 2007 (commencement of operations) through November 30, 2007, purchases and sales of investments, other than short-term securities and U.S. government obligations, were $135,783,486 and $31,172,023, respectively.

4. Quarterly Repurchase Offers

The Fund has adopted the following fundamental policies with respect to repurchase offers, changeable only by a majority vote of the outstanding voting securities of the Fund:

•

The Fund will make repurchase offers at periodic intervals pursuant to Rule 23c-3 under the 1940 Act, as such Rule may be amended from time to time and as interpreted by the Securities & Exchange Commission (“SEC”) or other regulatory authorities having jurisdiction from time to time, and in accordance with any exemptive relief granted by the SEC.

12 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Notes to Financial Statements

November 30, 2007

4. Quarterly Repurchase Offers (continued)

•

The periodic intervals between repurchase request deadlines (as defined in Rule 23c-3) shall be three months, provided that the intervals shall be one month if the Fund applies for and receives an exemptive order from the SEC permitting such shorter intervals;

•

The repurchase request deadlines (as defined in Rule 23c-3) for repurchase offers shall be the fifth business day of the months of March, June, September and December, or otherwise the fifth business day of each month if the Fund makes monthly repurchase offers; and

•

Each repurchase pricing date (as defined in Rule 23c-3) shall not be later than the 14th day after the preceding repurchase request deadline (or the next business day if the 14th day is not a business day).

On a quarterly basis, the Fund’s Board will determine the number of shares that the Fund will offer to repurchase in a particular repurchase offer. The repurchase offer amount will be at least 5% but not more than 25% of the shares outstanding on the repurchase request deadline The repurchase price is the net asset value on the repurchase pricing date. If shareholders tender more than the repurchase offer amount for a particular repurchase offer, the Fund may repurchase up to an additional 2% of the shares outstanding on the repurchase request deadline.

For the period January 31, 2007 (commencement of operations) through November 30, 2007, the Fund extended two repurchase offers:

Repurchase Request Deadline	Repurchase Offer %	% of Class A Shares Tendered *	Number of Class A Shares Tendered *
6/7/07	25%	4.33%	148,629
9/10/07	25%	4.80%	212,701

*	Since the Repurchased offers were not over subscribed beyond the Repurchase offer amounts and due to the limited number of shares tendered, the Fund did not have to consider whether to repurchase an additional amount of shares, (not to exceed 2% of the shares outstanding) and did not need to repurchase any shares on a pro rata basis as described in the Prospectus and Repurchase Request Form.

5. Income Tax Information

At November 30, 2007, the tax character of distributable earnings of $1,862,002 was comprised entirely from ordinary income.

In accordance with U.S. Treasury regulations, the Fund elected to defer realized capital losses of $211,315 arising after October 31, 2007. Such losses are treated for tax purposes as arising on December 1, 2007.

For the period January 31, 2007 (commencement of operations) through November 30, 2007, permanent “book-tax” differences were primarily attributable to the differing treatment of foreign currency transactions, reclassification of net operating loss and non-deductible distribution expenses. These adjustments were to decrease paid-in capital in excess of par by $53,017, decrease the net investment loss by $914,223 and decrease accumulated net realized gains by $861,206.

The cost basis of portfolio securities is $124,893,698. Aggregated gross unrealized appreciation for securities in which there is an excess value over tax cost is $51,951,247; aggregate gross unrealized depreciation for securities in which there is an excess of tax cost over value is $2,729,964; net unrealized appreciation for federal income tax purposes is $49,221,283. The difference between book and tax appreciation/depreciation is primarily attributable to wash sales.

6. Payments from Affiliates

During the period ended November 30, 2007, the Sub-Advisers reimbursed the Fund $13,137 (less than $0.005 per share) for realized losses resulting from trading errors.

7. Subsequent Short-Term Capital Gain Distribution

On December 13, 2007, a short-term capital gain distribution of $0.30711 per share was paid to shareholders of record on December 12, 2007.

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 13

Allianz RCM Global EcoTrendsSM Fund Notes to Financial Statements

November 30, 2007

8. Legal Proceedings

In June and September 2004, the Investment Manager and certain of its affiliates (including PEA Capital LLC (“PEA”), Allianz Global Investors Distributors LLC (“AGID” or “Distributor”), and Allianz Global) agreed to settle, without admitting or denying the allegations, claims brought by the SEC and the New Jersey Attorney General alleging violations of federal and state securities laws with respect to certain open-end funds for which the Investment Manager serves as investment adviser. The settlements related to an alleged “market timing” arrangement in certain open-end funds formerly sub-advised by PEA. The Investment Manager and its affiliates agreed to pay a total of $68 million to settle the claims. In addition to monetary payments, the settling parties agreed to undertake certain corporate governance, compliance and disclosure reforms related to market timing, and consented to cease and desist orders and censures. Subsequent to these events, PEA deregistered and dissolved. None of the settlements alleged that any inappropriate activity took place with respect to the Fund.

Since February 2004, the Investment Manager, the Distributor and certain of their affiliates and their employees have been named as defendants in a number of pending lawsuits concerning “market timing”, which allege the same or similar conduct underlying the regulatory settlements discussed above. The market timing lawsuits have been consolidated in a multi-district litigation proceeding in the U.S. District Court for the District of Maryland. Any potential resolution of these matters may include, but not be limited to judgments or settlements for damages against the Investment Manager or its affiliates or related injunctions.

The Investment Manager, the Sub-Adviser and the Distributor believe that these matters are not likely to have a material adverse effect on the Fund or on their ability to perform their respective investment advisory and distribution activities relating to the Fund.

The foregoing speaks only as of the date hereof.

14 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Financial Highlights

For a share of common stock outstanding for the period January 31, 2007* through November 30, 2007:

Net asset value, beginning of period	$23.88 **
Investment Operations:
Net investment loss	(0.19)
Net realized and unrealized gain on investments and foreign currency transactions	13.35

Total from investment operations	13.16

Capital Share Transactions:
Offering costs charged to paid-in capital in excess of par	(0.05)
Net asset value, end of period	$36.99

Total Investment Return (1)	54.90%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (000s)	$176,337
Ratio of expenses to average net assets (2)(3)	1.78%
Ratio of net investment loss to average net assets (3)	(0.96)%
Portfolio turnover	27%

*	Commencement of operations.
**	Initial public offering price of $25.00 per share less underwriting discount of $1.125 per share.
(1)	Total investment return is calculated assuming a purchase of a share of common stock on the first day of the period and a sale of a share of common stock on the last day of the period reported. Dividends and distributions, if any, are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund’s dividend reinvestment plan. Total investment return does not reflect brokerage commissions or sales charges. Total investment return for a period of less than one year is not annualized.
(2)	Inclusive of expenses offset by custody credits earned on cash balances at the custodian bank. (See note 1(g) in Notes to Financial Statements).
(3)	Annualized.

See accompanying Notes to Financial Statements. | 11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 15

Allianz RCM Global EcoTrendsSM Fund Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of

Allianz RCM Global EcoTrendsSM Fund:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations, of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Allianz RCM Global EcoTrendsSM Fund (the “Fund”) at November 30, 2007, and the results of its operations, the changes in its net assets and the financial highlights for the period January 31, 2007 (commencement of operations) through November 30, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at November 30, 2007 by correspondence with the custodian, provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

January 23, 2008

16 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Tax Information (unaudited)

Foreign Tax Credit. The Allianz RCM Global EcoTrendsSM Fund has elected to pass through the credit for taxes paid in foreign countries. The gross foreign income and foreign tax per share paid January 31, 2007 through November 30, 2007 are as follows:

Country	Gross Foreign Dividends	Foreign Tax
Austria	$0.00565	$0.00085
Belgium	0.00209	0.00031
Denmark	0.00383	0.00057
France	0.02523	0.00378
Germany	0.02552	0.00383
Ireland	0.00791	—
Japan	0.00885	0.00062
Netherlands	0.00729	0.00109
Spain	0.01959	0.00294
Sweden	0.00644	0.00097
Switzerland	0.00168	0.00025

Please consult your tax advisor to determine how this information may apply to your particular tax situation. Please call us at (800) 835-3401 should you have questions or if we may be of any assistance.

Since the Fund’s tax year is not the calendar year, another notification will be sent with respect to calendar year 2007. In January 2008, shareholders will be advised on IRS Form 1099 DIV as to the federal tax status of the dividends and distributions received during calendar 2007. The amount that will be reported will be the amount to use on your 2007 federal income tax return and may differ from the amount which must be reported in connection with the Fund’s tax year ended November 30, 2007. Shareholders are advised to consult their tax advisers as to the federal, state and local tax status of the dividend income received from the Fund.

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 17

Allianz RCM Global EcoTrendsSM Fund Privacy Policy, Proxy Voting Policies & Procedures (unaudited)

Privacy Policy:

Our Commitment to You

We consider customer privacy to be a fundamental aspect of our relationship with clients. We are committed to maintaining the confidentiality, integrity and security of our current, prospective and former clients’ personal information. To ensure client’s privacy, we have developed policies designed to protect this confidentiality, while allowing client needs to be served.

Obtaining Personal Information

In the course of providing you with products and services, we and certain service providers to the Fund, such as the Fund’s investment adviser, may obtain non-public personal information about you. This information may come from sources such as account applications and other forms, from other written, electronic or verbal correspondence, from your transactions, from your brokerage or financial advisory firm, financial adviser or consultant, and/or from information captured on our internet web sites.

Respecting Your Privacy

As a matter of policy, we do not disclose any personal or account information provided by you or gathered by us to non-affiliated third parties, except as required or permitted by law or as necessary for such third parties to perform their agreements with respect to the Fund. As is common in the industry, non-affiliated companies may from time to time be used to provide certain services, such as preparing and mailing prospectuses, reports, account statements and other information, conducting research on client satisfaction, and gathering shareholder proxies. We may also retain non-affiliated companies to market our products and enter in joint marketing agreements with other companies. These companies may have access to your personal and account information, but are permitted to use the information solely to provide the specific service or as otherwise permitted by law. In most cases you will be clients of a third party, but we may also provide your personal and account information to your respective brokerage or financial advisory firm and/or to your financial adviser or consultant.

Sharing Information with Third Parties

We do reserve the right to disclose or report personal information to non-affiliated third parties in limited circumstances where we believe in good faith that disclosure is required under law, to cooperate with regulators or law enforcement authorities, to protect our rights or property, or upon reasonable request by any mutual fund in which you have chosen to invest. In addition, the Fund may disclose information about a shareholder’s accounts to a non-affiliated third party with the consent or upon the request of the shareholder.

Sharing Information with Affiliates

We may share client information with our affiliates in connection with servicing your account or to provide you with information about products and services that we or our affiliates believe may be of interest to you. The information we share may include, for example, your participation in our mutual funds or other investment programs sponsored by us or our affiliates, your ownership of certain types of accounts (such as IRAs), or other data about your accounts. Our affiliates, in turn, are not permitted to share your information with non-affiliated entities, except as required or permitted by law.

Procedures to Safeguard Private Information

We take seriously the obligation to safeguard shareholder non-public personal information. In addition to this policy, we have also implemented procedures that are designed to restrict access to a shareholder’s non-public personal information only to internal personnel who need to know that information in order to provide products or services to you. In order to guard your non-public personal information, physical, electronic and procedural safeguards are in place.

Proxy Voting Policies & Procedures:

A description of the policies and procedures that the Fund has adopted to determine how to vote proxies relating to portfolio securities and information about how the Fund voted proxies relating to portfolio securities held during the most recent 12-month period ended June 30, 2007 is available (i) without charge, upon request, by calling the Fund’s shareholder servicing agent at (888) 877-4626; (ii) on the Fund’s website at www.allianzinvestors.com/closedendfunds; and (iii) on the Securities and Exchange Commission’s website at www.sec.gov.

18 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Board of Trustees (unaudited)

Name, Date of Birth, Position(s) Held with Fund, Length of Service, Other
Trusteeships/Directorships Held by Trustee; Number of Portfolios in Fund

Complex/Outside Fund Complexes Currently Overseen by Trustee

Principal Occupation(s) During Past 5 Years:
The address of each trustee is 1345 Avenue of the Americas, New York, NY 10105.

Hans W. Kertess

Date of Birth: 7/12/39

Chairman of the Board of Trustees since: 2007

Trustee since: 2007

Term of office: Perpetual

Trustee/Director of 29 Funds in Fund Complex;

Trustee/Director of no funds outside of Fund Complex

President, H. Kertess & Co., a financial advisory company; Formerly, Managing Director, Royal Bank of Canada Capital Markets.

Paul Belica Date of Birth: 9/27/21 Trustee since: 2007 Term of office: Perpetual Trustee/Director of 29 funds in Fund Complex Trustee/Director of no funds outside of Fund Complex	Retired. Formerly Director, Student Loan Finance Corp., Education Loans, Inc., Goal Funding, Inc., Goal Funding II, Inc. and Surety Loan Fund, Inc.; formerly, Manager of Stratigos Fund LLC, Whistler Fund LLC, Xanthus Fund LLC & Wynstone Fund LLC.

Robert E. Connor Date of Birth: 9/17/34 Trustee since: 2007 Term of office: Perpetual Trustee/Director of 29 funds in Fund Complex Trustee/Director of no funds outside of Fund Complex	Retired. Formerly, Senior Vice President, Corporate Office, Smith Barney Inc.

John J. Dalessandro II Date of Birth: 7/26/37 Trustee since: 2007 Term of office Perpetual Trustee/Director of 29 funds in Fund Complex Trustee/Director of no funds outside of Fund complex	Retired. Formerly, President and Director, J.J. Dalessandro II Ltd., registered broker-dealer and member of the New York Stock Exchange.

William B. Ogden, IV Date of Birth: 1/11/45 Trustee since: 2007 Term of office: Perpetual Trustee/Director of 27 Funds in Fund Complex; Trustee/Director of no funds outside of Fund Complex	Asset Management Industry Consultant; Formerly, Managing Director, Investment Banking Division of Citigroup Global Markets Inc.

R. Peter Sullivan III Date of Birth: 9/4/41 Trustee since: 2007 Term of office: Perpetual Trustee/Director of 27 funds in Fund Complex Trustee/Director of no funds outside of Fund Complex	Retired. Formerly, Managing Partner, Bear Wagner Specialists LLC, specialist firm on the New York Stock Exchange.

11.30.07 | Allianz RCM Global EcoTrendsSM Fund Annual Report 19

Allianz RCM Global EcoTrendsSM Fund Board of Trustees (unaudited) (continued)

Name, Date of Birth, Position(s) Held with Fund, Length of Service, Other
Trusteeships/Directorships Held by Trustee; Number of Portfolios in Fund
Complex/Outside Fund Complexes Currently Overseen by Trustee

Principal Occupation(s) During Past 5 Years:
The address of each trustee is 1345 Avenue of the Americas, New York, NY 10105.

John C. Maney† Date of Birth: 8/3/59 Trustee since 2007 Term of office: Perpetual Trustee/Director of 65 Funds in Fund Complex Trustee/Director of no Funds outside the Fund Complex	Management Board of Allianz Global Investors Fund Management LLC; Management Board and Managing Director of Allianz Global Investors of America L.P. since January 2005 and also Chief Operating Officer of Allianz Global Investors of America L.P. since November 2006; Formerly, Executive Vice President and Chief Financial Officer of Apria Healthcare Group, Inc. (1998-2001)

**	Mr. Maney is an “interested person” of the Fund due to his affiliation with Allianz Global Investors of America L.P. In addition to Mr. Maney’s positions set forth in the table above, he holds the following positions with affiliated persons:

Management Board, Managing Director and Chief Operating Officer of Allianz Global Investors of America L.P., Allianz Global Investors of America LLC and Allianz-Pac Life Partners LLC; Member – Board of Directors and Chief Operating Officer of Allianz Global Investors of America Holdings Inc. and Oppenheimer Group, Inc.; Managing Director and Chief Operating Officer of Allianz Global Investors NY Holdings LLC and Allianz Global Investors U.S. Equities LLC; Management Board and Managing Director of Allianz Global Investors U.S. Holding LLC; Managing Director and Chief Financial Officer of Allianz Hedge Fund Partners Holding L.P.; Managing Director of Allianz Global Investors U.S. Retail LLC; Member – Board of Directors and Managing Director of Allianz Global Investors Advertising Agency Inc.; Compensation Committee of NFJ Investment Group L.P.; Management Board of Allianz Global Investors Fund Management LLC, Nicholas-Applegate Holdings LLC and OpCap Advisors LLC; Member – Board of Directors of NFJ Management Inc. and PIMCO Global Advisors (Resources) Limited; and Executive Vice President of PIMCO Japan Ltd.

Further information about the Fund’s Trustees is available in the Fund’s Statement of Additional Information, dated May 25, 2007 which can be obtained upon request, without charge, by calling the Fund’s Shareholder servicing agent at 800-835-3401.

20 Allianz RCM Global EcoTrendsSM Fund Annual Report | 11.30.07

Allianz RCM Global EcoTrendsSM Fund Principal Officers (unaudited)

Name, Date of Birth, Position(s) Held with Fund.	Principal Occupation(s) During Past 5 Years:
Brian S. Shlissel Date of Birth: 11/14/64 President, Chief Executive Officer since: 2007	Executive Vice President, Director of Fund Administration, Allianz Global Investors Fund Management LLC; Director of 8 funds in the Fund Complex; President and Chief Executive Officer of 37 funds in the Fund Complex; Treasurer; Principal Financial and Accounting Officer of 37 funds in the Fund Complex and The Korea Fund, Inc.

Lawrence G. Altadonna Date of Birth: 3/10/66 Treasurer, Principal Financial & Accounting Officer since: 2007	Senior Vice President, Allianz Global Investors Fund Management LLC; Treasurer, Principal Financial and Accounting officer of 37 funds in the Fund Complex; Assistant Treasurer of 37 funds in the Fund Complex and The Korea Fund, Inc.

Thomas J. Fuccillo Date of Birth: 3/22/68 Vice President, Secretary & Chief Legal Officer since: 2007	Senior Vice President, Senior Fund Attorney, Allianz Global Investors of America L.P., Secretary of 74 funds in the Fund Complex and The Korea Fund, Inc. Formerly, Vice President and Associate General Counsel, Neuberger Berman LLC.

Scott Whisten Date of Birth: 3/13/71 Assistant Treasurer since: 2007	Vice President, Allianz Global Investors Fund Management LLC; Assistant Treasurer of 74 funds in the Fund Complex. Formerly Accounting Manager Prudential Investments (2002-2005).

Youse E. Guia Date of Birth: 9/3/72 Chief Compliance Officer since: 2007	Senior Vice President, Group Compliance Manager, Allianz Global Investors of America L.P., Chief Compliance Officer of 74 funds in the Fund Complex and The Korea Fund, Inc. Formerly, Vice President, Group Compliance Manager, Allianz Global Investors of America L.P. (2002-2004), Audit Manager, Pricewaterhouse Coopers LLP (1996-2002).

William V. Healey Date of Birth: 7/28/53 Assistant Secretary since: 2007	Executive Vice President, Chief Legal Officer – U.S. Retail, Allianz Global Investors of America L.P.; Executive Vice President, Chief Legal Officer and Secretary, Allianz Global Investors Advertising Agency Inc., Allianz Global Investors Fund Management LLC, Allianz Global Investors Managed Accounts LLC and Allianz Global Investors Distributors LLC; Assistant Secretary of 74 funds in the Fund Complex. Formerly, Vice President and Associate General Counsel, Prudential Insurance Company of America; Executive Vice President and Chief Legal Officer, The Prudential Investments (1998-2005).

Richard H. Kirk Date of Birth: 4/6/61 Assistant Secretary since: 2007	Senior Vice President, Allianz Global Investors of America L.P. (since 2004). Senior Vice President, Associate General Counsel, Allianz Global Investors Distributors LLC. Assistant Secretary of 74 funds in the Fund Complex; formerly, Vice President, Counsel, The Prudential Insurance Company of America/American Skandia (2002-2004).

Kathleen A. Chapman Date of Birth: 11/11/54 Assistant Secretary since: 2007	Assistant Secretary of 74 funds in the Fund Complex; Manager IIG Advisory Law, Morgan Stanley (2004-2005); The Prudential Insurance Company of America and Assistant Corporate Secretary of affiliated American Skandia companies (1996-2004).

Lagan Srivastava Date of Birth: 9/20/77 Assistant Secretary since: 2007	Assistant Secretary of 74 funds in the Fund Complex and The Korea Fund, Inc; formerly Research Assistant, Dechert LLP (2004-2005); Research Assistant, Swidler Berlin Shereff Friedman LLP (2002-2004).

Officers hold office at the pleasure of the Board and until their successors are appointed and qualified or until their earlier resignation or removal.

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Trustees and Principal Officers

Hans W. Kertess	Brian S. Shlissel
Trustee, Chairman of the Board of Trustees	President & Chief Executive Officer
Paul Belica	Lawrence G. Altadonna
Trustee	Treasurer, Principal Financial & Accounting Officer
Robert E. Connor	Thomas J. Fuccillo
Trustee	Vice President, Secretary & Chief Legal Officer
John J. Dalessandro II	Scott Whisten
Trustee	Assistant Treasurer
John C. Maney	Youse E. Guia
Trustee	Chief Compliance Officer
William B. Ogden, IV	William V. Healey
Trustee	Assistant Secretary
R. Peter Sullivan III	Richard H. Kirk
Trustee	Assistant Secretary
Kathleen A. Chapman
Assistant Secretary
Lagan Srivastava
Assistant Secretary

Investment Manager

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105

Sub-Advisers

RCM Capital Management Company LLC

4 Embarcadero Center,

San Francisco, CA 94111

Allianz Global Investors Advisory GmbH

Mainzer Landstrasse 11-13

Frankfurt-am-Main, Germany

Distributor

Allianz Global Investors Distributors LLC

1345 Avenue of the Americas

New York, NY 10105

Custodian & Accounting Agent

State Street Bank & Trust Co.

801 Pennsylvania

Kansas City, MO 64105-1307

Transfer Agent, Dividend Paying Agent and Registrar

PFPC Inc.

P.O. Box 43027

Providence, RI 02940-3027

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP

300 Madison Avenue

New York, NY 10017

Legal Counsel

Ropes & Gray LLP

One International Place

Boston, MA 02210-2624

This report, including the financial information herein, is transmitted to the shareholders of Allianz RCM Global EcoTrends(sm) Fund for their information. It is not a prospectus, circular or representation intended for use in the purchase of shares of the Fund or any securities mentioned in this report.

In addition, as required by Section 302 of the Sarbanes-Oxley Act of 2002 and related SEC rules, the Fund’s principal executive and principal financial officer made quarterly certifications, included in filings with the SEC on Form N-Q relating to, among other things, the Fund’s disclosure controls and procedures and internal control over financial reporting, as applicable.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarter of its fiscal year on Form N-Q. The Fund’s Form N-Q is available on the SEC’s website at www.sec.gov, and may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling (800) SEC-0330. The information on Form N-Q is also available on the Fund’s website at www.allianzinvestors.com/.